                                                                  Exhibit 4(e)-2

                                THIRD AMENDMENT
                                       TO
                           REVOLVING CREDIT AGREEMENT


     THIS AGREEMENT dated as of November 21, 1994, AMENDS that certain Revolving Credit Agreement between The Washington Water Power Company ("Borrower"); Seattle-First National Bank, West One Bank Idaho, N.A., First Interstate Bank of Washington, N.A., First Security Bank of Idaho, N.A., U.S. Bank of Washington, N.A. and Washington Trust Bank (the "Banks"); and Seattle-First National Bank, as Agent for the Banks (the "Agent") dated as of December 10, 1992 (the "Credit Agreement"), as previously amended on March 1, 1993 and January 21, 1994.

     WHEREAS, pursuant to Section 2.10 of Credit Agreement, the Borrower requested the extension of the Expiration Date; and

     WHEREAS, the Banks would agree to the requested extension only if the Borrower agreed to the following amendment;

     THEREFORE, in consideration of the mutual covenants it is HEREBY AGREED as follows:

1. The Definition of "Applicable Margin" contained in Section 1 is hereby amended to read as follows:

     "Applicable Margin" shall mean on any date, with respect to Eurodollar Loans or ABR Loans, as the case may be, the applicable spreads set forth below based upon the Rating Level on that date:

                                     Eurodollar             ABR
                                    Loan Spread          Loan Spread
                                    -----------          -----------
         Rating Level 1               0.35%                  0.0%

         Rating Level 2               0.45%                  0.0%

         Rating Level 3               0.75%                  0.5%

     Each change in the Applicable Margin shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

2. The Definition of "Commitment Fee" contained in Section 1 is hereby amended to read as follows:

     "Commitment Fee" shall mean with respect to each Bank that per annum fee equal to the applicable rate set forth below based upon the Borrower's Rating Level on that date:

         Rating Level 1               0.15%

         Rating Level 2               0.1875%

         Rating Level 3               0.30%

as applied in accordance with Section 2.6(a).

3.   The Expiration Date is extended to December 10, 1997, pursuant to Section
2.10 of the Credit Agreement in the same manner and to the same extent as if there had been no amendment of the Credit Agreement.

4. Except as expressly amended by this Agreement, the Credit Agreement shall continue in full force and effect.

     5. This Agreement may be executed in multiple counterparts, including signed facsimile copies followed by delivery to the Agent of the original signed counterpart.

          Dated and signed as of this 21st day of November, 1994.

                                    Borrower:

                                    THE WASHINGTON WATER POWER COMPANY


                                    By   /s/ Ronald R. Peterson

                                             --------------------------------
                                             Name:  Ronald R. Peterson
                                             Title:  Treasurer

                                    Agent:

                                    SEATTLE-FIRST NATIONAL BANK, as agent for the Banks

                                    By /s/ Dora A. Brown

                                             --------------------------------
                                             Name:  Dora A. Brown
                                             Title:  Assistant Vice President